[Letterhead of Simpson Thacher & Bartlett ll]

August 2, 2005

Re: Issuance and Sale of 5.850% Capital Securities, Series Q, by JPMorgan Chase Capital XVII

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

JPMorgan Chase Capital XVII
c/o JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a Delaware corporation (the "Corporation"), and JPMorgan Chase Capital XVII, a statutory trust (the "Trust," and together with the Corporation, the "Registrants"), in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (File No. 333-117785 and 333-117785-01), under the Securities Act of 1933, as amended (the "Act"), as it became effective under the Act (the "Registration Statement") and with respect to: (i) the issuance and sale of the 5.850% Junior Subordinated Deferrable Interest Debentures, Series Q by the Corporation (the "Series Q Subordinated Debentures") pursuant to the Junior Subordinated Indenture (the "Indenture"), dated as of December 1, 1996, between the Corporation and The Bank of New York, as trustee, as supplemented by the Supplemental Indenture, dated as of September 23, 2004, and as supplemented by the Supplemental Indenture, dated as of May 19, 2005; and (ii) the issuance and sale of 5.850% Capital Securities, Series Q (the "Series Q Capital Securities"), and the Series Q Common Securities (collectively with the Series Q Capital Securities, the "Series Q Securities") pursuant to the Amended and Restated Trust Agreement (the "Trust Agreement"), to be dated as of August 3, 2005, among the Corporation, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee and the Administrative Trustees named therein and the several Holders (as defined therein). The Series Q Capital Securities will be offered for sale to investors pursuant to the Registrants' prospectus dated September 9, 2004, as supplemented by the prospectus supplement dated July 27, 2005 (the "Prospectus"), filed by the Registrants pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

The Series Q Securities are guaranteed by the Corporation with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Guarantee Agreement (the "Series Q Guarantee"), to be dated as of August 3, 2005, between the Corporation, as guarantor, and The Bank of New York, a New York banking corporation, as trustee, for the benefit of the holders of the Series Q Securities.

In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement; (ii) the Prospectus; (iii) the Indenture; (iv) a form of the Series Q Subordinated Debentures; (v) a form of the Trust Agreement; (vi) a form of the Series Q Guarantee; and (vii) a form of the Series Q Capital Securities. We also have examined and relied upon originals, or duplicates or certified or conformed copies, of such records of the Corporation and the Trust and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the Series Q Subordinated Debentures and the Series Q Securities will be consummated in accordance with the terms of the documents and forms of documents described herein.

On the basis of the foregoing and assuming that the Trust was formed and will be maintained in compliance with the terms of the Trust Agreement, we hereby confirm our opinions set forth in the Prospectus under the caption "Certain United States Federal Income Tax Consequences."

We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Series Q Capital Securities or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that the opinion expressed in the Prospectus, if challenged, would be sustained by a court with jurisdiction in a properly presented case.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to the Corporation's Form 8-K (which is deemed incorporated by reference into the Prospectus constituting part of the Registration Statement) and to the use of our name under the captions "Certain United States Federal Income Tax Consequences" and "Validity of Securities" in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP ____________________________ SIMPSON THACHER & BARTLETT LLP